Exhibit 23.5





                         Consent of Independent Auditors





The Directors
ClearOne Communications, Inc

We consent to the use of our report dated July 27, 2001, with respect to the financial statements of Ivron Systems Ltd. for the years ending December 3l, 1998, 1999, and 2000, included in ClearOne Communications, Inc Current Report filed on Form 8-K/A on November 23, 2001, filed with the Securities and Exchange Commission, and which Form 8K/A is incorporated by reference into the Registration Statement and to the reference to our firm under the heading "Experts" in each of the prospectuses contained in the Registration Statement.

/s/ KPMG

KPMG
Chartered Accountants
Dublin, Ireland
July 22, 2002